EXHIBIT 10.1

EMCORE CONFIDENTIAL
December 14, 2006

Dr. Hong Hou

Dear Hong:

It is with pleasure that, on behalf of the Board of Directors, I extend this offer to you to become EMCORE’s President and Chief Operating Officer, reporting to the Chief Executive Officer. In addition to the position of President and Chief Operating Officer, the Nominating Committee of the Board of Directors has recommended, and the Board has approved, your appointment as a Class C Director. Your start date in these positions will be effective immediately upon your acceptance of this offer letter. In addition, effective following the annual shareholders meeting in February 2008 and the current Chief Executive Officer moving into the role of Chairman of the Board, the Board also offers you the position of Chief Executive Officer. In connection with your new positions, the Compensation Committee of the Board of Directors has approved, effective upon your acceptance of this offer letter, an increase in your annual base salary to $400,000 per year. You will continue to be paid on our bi-weekly payroll. All operational Vice Presidents will report directly to you.

Bonus Plan. You will also be eligible for the 2007 Bonus Plan. Your bonus target will be 80% of your base salary and is based upon Company-wide performance parameters, as well as individual performance, as determined by the Compensation Committee of the Board of Directors. We expect that the 2007 Executive Bonus Plan will be adopted by the Compensation Committee in the next few months. Additionally, you must be an employee in good standing on the date EMCORE pays the bonus under the Plan in order to qualify for the bonus.

Stock Option Grant. Conditioned upon your acceptance of this offer, the Compensation Committee of the Board of Directors has approved a grant to you of 245,000 stock options under an Incentive Stock Option Agreement, which will entitle you to purchase EMCORE stock (the “Initial Grant”).   In addition, the Compensation Committee has approved an additional grant to you of 255,000 stock options to be made in calendar year 2007 as soon as such options may be granted without exceeding the Award Limit under Section 6(k) of the EMCORE Corporation 2000 Stock Option Plan (the “Plan”) and further subject to compliance with applicable securities laws and other provisions of such Plan (the “Additional Grant”). The Initial Grant will be priced in accordance with the Incentive Stock Option Grant Policy adopted by the Board on November 13, 2006.  Assuming you accept this offer today (December 14, 2006), and because the Compensation Committee has approved this grant today, your Initial Grant will have a strike price equal to the mean of the highest and lowest sale prices for a share of Stock on the composite tape or in Nasdaq National Market trading as reported in The Wall Street Journal (or, if not so reported, such other nationally recognized reporting source as the Committee shall select) on December 14, 2006. Your Additional Grant will be priced on the date of grant in 2007 in accordance with the Plan. You will also receive your formal Incentive Stock Option Agreement (the "Agreement").  Regarding vesting for the Additional Grant to be made in 2007, the Compensation Committee has approved a four year vesting for the 255,000 stock options with the first options vesting on the one-year anniversary of your promotion and equal amounts thereafter on each anniversary. The terms of your options, including terms of exercise and expiration, are governed by the Plan, as amended, and the Agreement. Copies of the Plan prospectus and form Agreement will be provided, and the general description above is qualified in all respects by the terms of the Plan and Agreement.  If you have any questions about our stock option program, please contact me.

Employee Group Health Benefits. You will continue to participate in EMCORE’s executive benefit plans.

Paid Time Off and Holidays. EMCORE does not offer PTO to its executives.
EMCORE observes ten (10) paid holidays per calendar year. Nine (9) of the Company observed holidays are the same each year with one (1) “floating” holiday that is determined by the Company annually.

At-Will Employment. This offer should not be construed as a guarantee of employment for any specific duration.  All employees of EMCORE are employed on an at-will basis.

I would appreciate your considering our offer and advising me of your decision by December 14, 2006. Should you decide to accept our offer, please indicate your acceptance by signing in the space provided below and return to me. Please also provide a copy to our Chief Legal Officer by fax at 732-302-9783.  If you have any questions regarding Emcore or any aspects of this offer, please feel free to contact me.

Sincerely,

EMCORE CORPORATION

 /s Reuben F. Richards, Jr.

Reuben F. Richards, Jr.
President and CEO

OFFER ACCEPTED BY:

I, Hong Q. Hou (print name), understand and accept the provisions of this employment offer as set forth above. Furthermore, I acknowledge that there are no legal restrictions to my employment at EMCORE.

/s Hong Q. Hou   12/14/2006   12/14/2006
Signature    Date   Actual Start Date

Witness:

/s Monica Van Berkel  12/14/2006
____________________________________
Signature   Date

EMCORE is an Equal Opportunity Employer